                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                                 STAPLES, INC.
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

                                 STAPLES, INC.
                               ONE RESEARCH DRIVE
                        WESTBOROUGH, MASSACHUSETTS 01581


              NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD
                              ON JANUARY 21, 1999

     The Special Meeting of Stockholders of Staples, Inc. (the "Company") will be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, on January 21, 1999 at 2:00 p.m., local time, to consider and act upon the following matters:

     (1) To approve an amendment to the Company's Restated Certificate of Incorporation increasing the number of authorized shares of Common Stock from 500,000,000 to 1,000,000,000 shares.

     (2) To approve the Company's 1998 Director Equity Incentive Plan.

     (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on December 3, 1998 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books will remain open.


                                            By Order of the Board of Directors,


                                            Joseph S. Vassalluzzo,
                                            Secretary

Westborough, Massachusetts
December 17, 1998

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.


"STREET NAME" HOLDERS WHO PLAN TO ATTEND THE MEETING WILL NEED TO BRING A COPY OF A BROKERAGE STATEMENT REFLECTING STOCK OWNERSHIP AS OF THE RECORD DATE.

                                 STAPLES, INC.
                               ONE RESEARCH DRIVE
                        WESTBOROUGH, MASSACHUSETTS 01581

                                PROXY STATEMENT

                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                              ON JANUARY 21, 1999

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Staples, Inc. ("Staples" or the "Company") for use at the Special Meeting of Stockholders to be held on January 21, 1999 and at any adjournment of that meeting. All proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary or by voting in person at the Special Meeting.

     At the close of business on December 3, 1998, the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting, there were outstanding and entitled to vote 306,738,497 shares of Common Stock (constituting all of the voting stock of Staples). Holders of Common Stock are entitled to one vote per share.

     All references in this Proxy Statement to historical transactions in Common Stock reflect the three-for-two stock splits of the Common Stock effected in the form of 50% stock dividends distributed on July 24, 1995, March 25, 1996, and January 30, 1998. Unless otherwise indicated, such references do not reflect the three-for-two stock split of the Common Stock in the form a 50% stock dividend declared on November 12, 1998 and to be distributed on January 28, 1999, subject to stockholder approval of the increase in authorized Common Stock to be considered at the Special Meeting.

                                 VOTES REQUIRED

     The affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date is required for the approval of the amendment to the Company's Restated Certificate of Incorporation. The affirmative vote of the holders of a majority of the shares of Common Stock voting on the matter is required for the approval of the 1998 Director Equity Incentive Plan.

     The holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Special Meeting shall constitute a quorum for the transaction of business at the Special Meeting. Shares of Common Stock represented in person or by proxy will be counted for purposes of determining whether a quorum is present at the Special Meeting. Shares which abstain from voting as to a particular matter will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but will not be counted as a vote cast on such matter. If a broker or nominee holding stock in "street name" indicates on a proxy that it does not have discretionary authority to vote as to a particular matter, those shares will not be counted as a vote cast on such matter. Accordingly, abstentions and "broker non-votes" will have the effect of a vote against the proposed amendment to the Company's Restated Certificate of Incorporation, but will have no effect on the voting as to the approval of the 1998 Director Equity Incentive Plan.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth the beneficial ownership of Staples' Common Stock as of November 15, 1998 (i) by each person who is known by Staples to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) by each Director, (iii) by each of the Senior Executives named in the Summary Compensation Table set forth under the caption "Executive Compensation" below, and (iv) by all current Directors and executive officers as a group:

                                             Number        Percentage of
                                           of Shares        Outstanding
                                           Beneficial         Common
Beneficial Owner                            Owned (1)        Stock (2)
----------------                            ---------        ---------
5% Stockholders
---------------
FMR Corp. (3)......................        36,418,840          12.7%
82 Devonshire Street
Boston, MA  02109

Directors
---------
Thomas G. Stemberg (4).............         4,218,175          1.5%
Martin Trust (5)...................         2,666,129           *
Robert C. Nakasone (6).............           316,366           *
Rowland T. Moriarty (7)............           372,810           *
W. Mitt Romney (8).................            28,584           *
Paul F. Walsh (9)..................            94,971           *
Mary Elizabeth Burton (10).........           110,552           *
W. Lawrence Heisey (11)............            31,834           *

                                             Number        Percentage of
                                           of Shares        Outstanding
                                           Beneficial         Common
Directors                                   Owned (1)        Stock (2)
---------                                   ---------        ---------

James L. Moody, Jr. (12)............         36,187              *
Basil L. Anderson (13)..............         12,750              *
George J. Mitchell..................              0              *

Other Senior Executives
-----------------------
John C. Bingleman (14)..............        796,564              *
John J. Mahoney.....................        102,502              *
Ronald L. Sargent (15)..............        353,115              *
Joseph S. Vassalluzzo (16)..........        877,205              *

All current Directors and Executive      10,547,108             3.6
Officers as a group (24 persons) (17)

________________________
*  Less than 1%

(1) Each person has sole investment and voting power with respect to the share indicated, except as otherwise noted. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership. Each person or entity listed is deemed to beneficially own shares issuable upon the exercise of stock options that are exercisable within 60 days after November 15, 1998 ("Presently Exercisable Options").

(2) Number of shares deemed outstanding includes 287,011,206 shares outstanding as of November 15, 1998 and any shares subject to Presently Exercisable Options held by the person or entity in question, but does not include shares that may be issued upon conversion of the Company's 4 1/2% Convertible Subordinated Debentures after November 15, 1998.

(3) Based on a Schedule 13G filed with the Securities and Exchange Commission as of February 11, 1998.

(4) Includes 3,795 shares owned by Mr. Stemberg's wife; includes 250,000 owned by Thomas G. Stemberg 1998 Trust; includes 40,000 owned by T. Stemberg Family Trust. Also includes 2,287,030 shares subject to Presently Exercisable Options.

(5) Includes 2,476,396 shares owned by Trust Investments, Inc., with which Mr. Trust is affiliated. Mr. Trust has shared investment and voting control of these shares. Also includes 11,389 shares held by Mr. Trust's wife. Also includes 102,419 shares subject to Presently Exercisable Options.

(6)  Includes 45,782 shares subject to Presently Exercisable Options.

(7) Includes 42,014 shares held by trusts for the benefit of Mr. Moriarty's children and 32,143 shares owned by Cubex Corporation, of which Mr. Moriarty is Chairman and Chief Executive Officer. Mr. Moriarty is not a trustee of the trusts for the benefit of his children . Also includes 140,387 shares subject to Presently Exercisable Options.

(8)  Includes 1,079 shares subject to Presently Exercisable Options.

(9)  Includes 83,582 shares subject to Presently Exercisable Options.

(10) Comprised of 110,552 shares subject to Presently Exercisable Options.

(11) Includes 24,241 shares subject to Presently Exercisable Options.

(12) Includes 21,000 shares subject to Presently Exercisable Options.

(13) Includes 3,750 shares subject to Presently Exercisable Options.

(14) Includes 605,812 shares subject to Presently Exercisable Options.

(15) Includes 238,542 shares subject to Presently Exercisable Options.

(16) Includes 731,915 shares subject to Presently Exercisable Options.

(17) Includes 4,675,114 shares subject to Presently Exercisable Options.


              PROPOSAL 1 -- APPROVAL OF AMENDMENT TO THE COMPANY'S
                     RESTATED CERTIFICATE OF INCORPORATION

     On September 10, 1998, the Board of Directors adopted, subject to stockholder approval, an amendment to the Company's Restated Certificate of Incorporation, providing for an increase from 500,000,000 to 1,000,000,000 in the number of authorized shares of Common Stock (the "Charter Amendment"). On November 12, 1998, the Company declared a three-for-two stock split of the Common Stock in the form of a 50% stock dividend (the "Stock Split"), subject to stockholder approval of the Charter Amendment. After giving effect to the Stock Split, as of December 3, 1998, the Company had a total of approximately 460,107,745 shares of Common Stock outstanding, and 74,700,292 shares of Common Stock reserved for issuance upon exercise of stock options outstanding under its stock option, stock purchase and other plans.

     If the Charter Amendment is approved, the additional authorized shares of Common Stock would be available for issuance in the future for corporate purposes, including without limitation, financings, acquisitions, stock splits, stock dividends and management incentive and employee benefit plans, as the Board of Directors may deem advisable, without the necessity of further stockholder action. The issuance of additional shares of Common Stock, other than in connection with stock splits and stock dividends, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, would have the effect of diluting the Company's current stockholders and could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Other than in connection with the Stock Split, the Company's existing stock option, 401(k), and Supplemental Executive Retirement plans, and upon sale of shares purchased pursuant to employee stock purchase plans, the Company has no present intention or plans to issue any shares of Common Stock.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE CHARTER AMENDMENT.

          PROPOSAL 2 - APPROVAL OF 1998 DIRECTOR EQUITY INCENTIVE PLAN

     On September 10, 1998, the Board of Directors adopted, subject to stockholder approval, the 1998 Director Equity Incentive Plan (the "Director Plan"). The purpose of the Director Plan is to encourage equity ownership in the Company by non-employee Directors of the Company ("Outside Directors") whose continued services are considered essential to the Company's future progress, to provide them with further incentive to remain as Directors and to compensate them for their services as Directors.

     The Company believes that, in order to align most effectively the compensation of its Directors with the interests of its stockholders, Directors should be compensated through equity rather than cash payments. Accordingly, commencing in fiscal 1999, Outside Directors will not receive any fees or other cash compensation for their services as Directors, other than reimbursement for expenses incurred in attending meetings of the Directors.

     The following is a brief summary of the provisions of the Director Plan. This summary is qualified in all respects by reference to the full text of the Director Plan, copies of which are available upon request to the Secretary of Staples. All references to options and shares issuable under the Director Plan have been adjusted to give effect to the Stock Split.

SUMMARY OF THE DIRECTOR PLAN

     The Director Plan authorizes Staples to grant non-qualified stock options and make awards of performance accelerated restricted stock ("PARS") to Outside Directors. Under the Director Plan, each Outside Director who is initially elected to the Board of Directors of the Company after the date on which the Director Plan is approved by the stockholders of the Company will automatically be granted a non-qualified stock option to purchase 15,000 (giving effect to the Stock Split) shares of Common Stock on the date of such Director's initial election to the Board. In addition, on the date of the first regularly scheduled Board of Directors meeting following the end of each fiscal year of the Company, a non-qualified stock option shall be granted automatically to each Outside Director to purchase a number of shares of Common Stock equal to 3,000 (giving effect to the Stock Split) multiplied by the number of regularly scheduled meeting days of the Board of Directors attended by such Director in the previous 12 months (up to a maximum of 15,000 (giving effect to the Stock Split) shares). In addition, at the first regularly scheduled Board of Directors meeting following the end of each fiscal year of the Company, in which performance targets are established relating to PARS awarded to executive officers of the Company, (x) the Company shall grant to each Outside Director 400 (giving effect to the Stock Split) PARS for each regularly scheduled meeting day of the Board of Directors attended by such Director in the previous 12 months (up to a maximum of 2,000 (giving effect to the Stock Split) PARS) and (y) in addition, the Company shall grant to the Lead Director and the Chairman of each of the Audit, Compensation, and Governance Committees of the Board of Directors 200 (giving effect to the Stock Split shares) PARS for each regularly scheduled meeting day of the Board of Directors attended by such Director in the previous 12 months (up to a maximum of 1,000 (giving effect to the Stock Split) PARS).

     The option exercise price per share for each option granted under the Director Plan shall be equal to the last reported sale price per share of the Company's Common Stock on the Nasdaq National Market on the date of grant (or, if no such price is reported on such date, such price as reported on the nearest preceding date). Options granted under the Director Plan generally become exercisable, on a cumulative basis, in four equal annual installments on each of the first, second, third and fourth anniversary dates of its date of grant, provided the optionee continues to serve as a Director of the Company on such
dates.   Options issuable under the Director Plan expire no later than ten years from the date of grant.

     PARS entitle the recipient to acquire shares of Common Stock under terms that provide for vesting over a period of time and a right of repurchase in favor of Staples with respect to unvested stock, at a price equal to their original purchase price (if any), when the recipient ceases to be a Director of the Company. Except as otherwise determined by the Board of Directors, all PARS issued under the Director Plan shall be issued without the payment of any cash purchase price by the recipient. The recipient may not sell, transfer or otherwise dispose of PARS until such PARS are vested. Unvested PARS shall be deemed repurchased and forfeited if the recipient ceases to be a Director of the Company for any reason prior to the applicable vesting date. The restrictions on transfer and forfeiture provisions of PARS granted under the Director Plan shall lapse on the same basis as PARS that have been awarded to the Company's executive officers for the fiscal year in which such PARS are granted to the Outside Directors. If no PARS have been awarded to any executive officer of the Company during the six months preceding the award of PARS to the Outside Directors, such restrictions on transfer and forfeiture provisions shall lapse on such terms as shall be determined by the Board of Directors. See "Executive Compensation--Performance Accelerated Restricted Stock Awards" for information relating to the terms of PARS awarded to executive officers in fiscal 1997.

     Except as otherwise determined by the Board of Directors, an appropriate and proportionate adjustment shall be made in the number and kind of shares of Common Stock subject to options and PARS to be granted or outstanding under the Director Plan and in the price per share subject to any outstanding options, upon the occurrence of any stock split, stock dividend or other events specified in the Director Plan.

     Outstanding options and PARS become exercisable and vested in full in the event (A) a Change in Control (as defined in the Director Plan) of the Company occurs or (B) the Outside Director ceases to serve as a Director of the Company due to his or her death, disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision) or retires pursuant to a retirement policy adopted by the Company.

     The Board of Directors may suspend or discontinue the Plan or amend it in any respect whatsoever; provided, however, that without approval of the stockholders of the Company, no amendment may (i) materially modify the requirements as to eligibility to receive options or PARS under the Plan, or
(ii) materially increase the benefits accruing to participants in the Plan.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the United States federal income tax consequences that generally will arise with respect to options and awards of PARS granted under the Director Plan and with respect to the sale of Common Stock acquired upon exercise of options or awards of PARS under the Director Plan.

     OPTIONS. A participant will not recognize taxable income upon the grant of an option under the Director Plan. Nevertheless, a participant generally will recognize ordinary compensation income upon the exercise of the option in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option (the "Option Stock") on the exercise date over the exercise price.

     A participant will have a tax basis for any Option Stock equal to the exercise price plus any income recognized with respect to the option. Upon selling Option Stock, a participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the Option Stock and the participant's tax basis in the Option Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the Option Stock for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the participant has held the Option Stock for a shorter period.

     PARS. A participant will not recognize taxable income upon the grant of PARS, unless the participant makes an election under Section 83(b) of the Code

(a "Section 83(b) Election"). If the participant makes a Section 83(b) Election within 30 days of the date of the grant, then the participant will recognize ordinary compensation income, for the year in which the PARS is granted, in an amount equal to the difference between the fair market value of the Common Stock at the time the PARS is granted and the purchase price paid for the Common Stock. If a Section 83(b) Election is not made, then the participant will recognize ordinary compensation income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of the Common Stock at the time of such lapse and the original purchase price paid for the Common Stock. The participant will have a tax basis in the Common Stock acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized.

     Upon the disposition of the Common Stock acquired pursuant to a PARS award, the participant will recognize a capital gain or loss equal to the difference between the sale price of the Common Stock and the participant's tax basis in the Common Stock. The gain or loss will be a long-term capital gain or loss if the shares are held for more than one year. For this purpose, the holding period shall begin just after the date on which the forfeiture provisions or restrictions lapse if a Section 83(b) Election is not made, or just after PARS is granted if a Section 83(b) Election is made.

     This tax summary is general and does not apply to gifts or any dispositions other than sales. Also, under certain circumstances, a person may be entitled to a credit for alternative minimum tax already paid. In addition, in some individual cases, it will be important to consider the state, federal and international tax consequences of participation in the Director Plan and the effect, if any, of gift, estate and inheritance taxes.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE 1998 DIRECTOR EQUITY INCENTIVE PLAN.

DIRECTOR COMPENSATION

     In fiscal 1997, each Outside Director received a fee of $1,000 for each Board of Directors meeting attended and $300 for each Committee meeting attended. Commencing in fiscal 1999, Directors will not receive any cash compensation for serving as Directors. All Directors are reimbursed for certain company-related travel expenses. Pursuant to an agreement with the Company, Senator Mitchell provides consulting services to the Company in return for a total annual fee of $75,000.

     The 1990 Director Stock Option Plan of Staples (the "1990 Director Plan") provides for a grant to each Outside Director, upon his or her initial election as a Director, of an option to purchase 10,000 shares of Common Stock.

     The 1990 Director Plan also provides for the annual grant of an option to purchase 5,000 shares of Common Stock to each Outside Director who attends during a fiscal year at least 75% of the total number of Board of Directors meetings held while he or she was a Director (excluding meetings held by telephone conference on less than seven days notice) and meetings of committees of the Board of Directors on which he or she then served during the fiscal year. The Director Plan provides for a pro rata reduction in the number of shares subject to the option granted to a Director for the fiscal year in which he or she was initially elected to the Board based on the number of Board meetings held during the fiscal year prior to his or her election to the Board. With respect to the fiscal year ended January 31, 1998, on March 6, 1998 each of Mary Elizabeth Burton, W. Lawrence Heisey, James L. Moody, Jr., Rowland T. Moriarty, Robert C. Nakasone, W. Mitt Romney, Martin Trust and Paul F. Walsh, Directors of the Company during the fiscal year ended January 31, 1998, was granted an option to purchase 5,000 shares of Common Stock, and Mr. Anderson was granted an option to purchase 3,000 shares of Common Stock, each at an exercise price of $23.25 per share.

     All stock options under the 1990 Director Plan are granted at an exercise price equal to the fair market value of the Common Stock on the date of grant, and become exercisable on a cumulative basis in four equal annual installments, commencing on the first anniversary of the date of grant. In the event of a "Change in Control" of Staples (as defined in the 1990 Director Plan), all options outstanding under the Director Plan automatically become exercisable in full, unless the Board of Directors expressly determines that the "Change in Control" provisions of the 1990 Director Plan should not be triggered. An optionee generally may exercise an option granted under the 1990 Director Plan, to the extent exercisable, only while he or she is a Director of Staples and for up to six months thereafter. Unexercised options expire ten years after the date of grant.

     The 1990 Director Plan will terminate and no further options will be granted thereunder upon approval of the 1998 Director Plan by the Company's stockholders.

EXECUTIVE COMPENSATION

Summary Compensation

     The following table sets forth certain information concerning the compensation for each of the last three fiscal years of Staples' Chief Executive Officer and Staples' four other most highly compensated executive officers during the fiscal year ended January 31, 1998 (the "Senior Executives").

                           SUMMARY COMPENSATION TABLE

----------------------------------------------------------------------------------------------------------------
                                      Annual Compensation(1)         Long Term Compensation
----------------------------------------------------------------------------------------------------------------
                                                                                      Common
                                                                    Restricted        Stock
     Name and                 Fiscal                                  Stock           Options    All Other
 Principal Position            Year   Salary         Bonus (2)        Awards           (#)(3)   Compensation (4)
================================================================================================================
Thomas G. Stemberg             1997  $587,500        $446,172      $1,543,434(5)      240,000     $ 3,620
  Chairman and CEO             1996   447,917         414,315       1,216,875(6)      240,000          --
                               1995   422,916         280,730              --         320,625          --
----------------------------------------------------------------------------------------------------------------
John C. Bingleman              1997  $385,883(7)     $215,555              --(8)           --(8)  $ 2,756
  President-Staples            1996   356,609(8)      243,065        $774,375(10)     172,500          --
  International                1995   327,892(11)     120,015              --         155,250      20,905(12)
----------------------------------------------------------------------------------------------------------------
John J. Mahoney                1997  $395,834        $220,160       1,033,614(13)     220,000          --
  Exec. Vice President         1996   171,243         251,210(14)     774,375(15)     232,500          --
  & Chief Administrative       1995        --              --              --              --          --
  Officer
----------------------------------------------------------------------------------------------------------------
Ronald L. Sargent              1997  $392,084        $218,235      $1,005,552(16)     250,000     $ 1,107
  President, North             1996   302,775         208,257         774,375(17)     172,500          --
  American Operations          1995   241,250         183,597              --         111,375          --
----------------------------------------------------------------------------------------------------------------
Joseph S. Vassalluzzo          1997  $391,250        $198,007        $776,394(18)     146,875     $ 1,484
  President, Realty            1996   312,500         193,347         553,125(19)     105,000          --
  and Development              1995   283,333         125,503              --          56,250          --
----------------------------------------------------------------------------------------------------------------

(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Senior Executive for each year shown.

(2) Except as noted below, represents amounts paid under Staples' executive bonus plan for the relevant fiscal year.

(3) Amounts reflect the three-for-two stock splits effected on March 25, 1996 and January 30, 1998, as applicable.

(4) Except as noted below, represents the full dollar amount of insurance premiums paid by Staples with respect to life insurance for the benefit of the Senior Executive.

(5) On October 1, 1997, Mr. Stemberg was awarded 82,500 shares of Performance Accelerated Restricted Stock ("PARS") with a per share value of $18.7083. As of January 31, 1998, these restricted shares owned by Mr. Stemberg had a total value of $1,499,025. See "Performance Accelerated Restricted Stock Awards."

(6) On October 1, 1996, Mr. Stemberg was awarded 82,500 shares of PARS with a per share value of $14.75. As of January 31, 1998, these restricted shares owned by Mr. Stemberg had a total value of $1,499,025. See "Performance Accelerated Restricted Stock Awards."

(7) Includes payment of $25,420 paid to Mr. Bingleman by Staples' Canadian subsidiary, The Business Depot, Ltd.

(8) Mr. Bingleman was not granted options or PARS during fiscal 1997 as a result of his assumption of new responsibilities for international operations. Staples is developing a long-term compensation strategy for certain international executives, including Mr. Bingleman, that is expected to be implemented during fiscal 1998.

(9) Includes payment of $25,993 paid to Mr. Bingleman by Staples' Canadian subsidiary, The Business Depot, Ltd.

(10) On October 1, 1996, Mr. Bingleman was awarded 52,500 PARS shares with a per share value of $14.75. As of January 31, 1998, these restricted shares owned by Mr. Bingleman had a total value of $953,925. See "Performance Accelerated Restricted Stock Awards."

(11) Includes payment of $25,530 paid to Mr. Bingleman by Staples' Canadian subsidiary, The Business Depot, Ltd.

(12) Reimbursement of relocation expenses.

(13) On October 1, 1997, Mr. Mahoney was awarded 55,249 shares of PARS with a per share value of $18.7083. As of January 31, 1998, these restricted shares owned by Mr. Mahoney had a total value of $1,003,874. See "Performance Accelerated Restricted Stock Awards."

(14) Mr. Mahoney joined Staples in September 1996. Bonus payment for 1996 included a payment of $134,517 pursuant to Mr. Mahoney's offer of employment.

(15) On October 1, 1996, Mr. Mahoney was awarded 52,500 shares of PARS with a per share value of $14.75. As of January 31, 1998, these restricted shares owned by Mr. Mahoney had a total value of $953,925. See "Performance Accelerated Restricted Stock Awards."

(16) On October 1, 1997, Mr. Sargent was awarded 53,749 shares of PARS with a per share value of $18.7083. As of January 31, 1998, these restricted shares owned by Mr. Sargent had a total value of $976,619. See "Performance Accelerated Restricted Stock Awards."

(17) On October 1, 1996, Mr. Sargent was awarded 52,500 PARS shares with a per share value of $14.75. As of January 31, 1998, the restricted shares owned by Mr. Sargent had a total value of $953,925. See "Performance Accelerated Restricted Stock Awards."

(18) On October 1, 1997, Mr. Vassalluzzo was awarded 41,500 shares of PARS with a per share value of $18.7083. As of January 31, 1998, these restricted shares owned by Mr. Vassalluzzo had a total value of $754,055. See "Performance Accelerated Restricted Stock Awards."

(19) On October 1, 1996, Mr. Vassalluzzo was awarded 37,500 PARS shares with a per share value of $14.75. As of January 31, 1998, the restricted shares owned by Mr. Vassalluzzo had a total value of $681,375. See "Performance Accelerated Restricted Stock Awards."

Performance Accelerated Restricted Stock ("PARS") Awards

     In order to maintain Staples' high risk-high reward philosophy, the Compensation Committee has adopted, as part of the 1992 Equity Incentive Plan, a PARS plan (the "Plan") for certain key executives. Under the Plan, shares of Staples Common Stock are granted to executives in consideration for services. The shares are "restricted" in that they may not be sold or transferred by the executive until they "vest." Staples PARS issued in fiscal 1997 will vest on February 1, 2002 subject to acceleration upon achievement of certain pre-determined earnings per share ("EPS") growth targets over the two to five fiscal years following the award date. Staples' PARS that were issued in fiscal 1996 will vest as of May 1, 1998 as a result of Staples exceeding such PARS EPS target for fiscal 1997. EPS growth targets are determined by the Compensation Committee and approved by the Board of Directors each year for grants under the Plan in that year. Once the PARS have vested, they become "unrestricted" and may be freely sold or transferred. Generally, the PARS are forfeited if the executive's employment with Staples terminates prior to vesting.

Option Grants

     The following table sets forth certain information concerning grants of stock options during the fiscal year ended January 31, 1998 for each of the Senior Executives.

                       OPTION GRANTS IN LAST FISCAL YEAR

-------------------------------------------------------------------------------------------------------------------
                                                 Individual Grants
                                                 -----------------
-------------------------------------------------------------------------------------------------------------------
                                             Percent of
                                               Total                                   Potential Realizable Value at
                                              Options                                     Assumed Annual Rates of
                                            Granted to                                 Stock Price Appreciation for
                          Number of          Employees     Exercise                           Option Term (3)
                          Options            in Fiscal    Price Per   Expiration   ---------------------------------
         Name            Granted (1)           Year        Share(2)      Date         0%            5%           10%
         ----            ----------         ----------    ---------   ----------      --            --           ---
--------------------------------------------------------------------------------------------------------------------
Thomas G. Stemberg        240,000             3.81%        $15.42      8/28/07        $0    $2,328,000    $5,899,200
--------------------------------------------------------------------------------------------------------------------
John C. Bingleman (4)          --               --             --           --        --            --            --
--------------------------------------------------------------------------------------------------------------------
John J. Mahoney            82,500             1.31%        $15.42      8/28/07        $0    $  800,250    $2,027,850
                          137,500(5)          2.18%        $17.29     10/30/07        $0    $1,496,000    $3,789,500
--------------------------------------------------------------------------------------------------------------------
Ronald L. Sargent          82,500             1.31%        $15.42     08/28/07        $0    $  800,250    $2,027,850
                          167,500(6)          2.66%        $17.29     10/30/07        $0    $1,822,400    $4,616,300
--------------------------------------------------------------------------------------------------------------------
Joseph S. Vassalluzzo      52,500             0.83%        $15.42     08/28/07        $0    $  509,250    $1,290,450
                           94,375(7)          1.50%        $17.29     10/30/07        $0    $1,026,800    $2,600,975
--------------------------------------------------------------------------------------------------------------------

(1) Except as otherwise noted, each of the options granted becomes exercisable in full on the third anniversary of the date of grant, provided that the optionee continues to be employed by Staples on such date. The exercisability of the options is accelerated under certain circumstances. See "Employment Contracts, Termination of Employment and Change-in-Control Agreements with Senior Executives."

(2) The exercise price is equal to the fair market value per share of Common Stock on the date of grant.

(3) In accordance with the rules of the Securities and Exchange Commission, the amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 0%, 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the option holders' continued employment through the option period, and the date on which the options are exercised.

(4) Mr. Bingleman was not granted options or PARS during fiscal 1997 as a result of his assumption of new responsibilities for Staples' international operations. Staples is developing a long-term compensation strategy for certain international executives, including Mr. Bingleman, to be implemented during fiscal 1998.

(5) Of this number, options for 120,000 shares become exercisable in full on the fifth anniversary of the date of grant, provided that the optionee continues to be employed by Staples on such date.

(6) Of this number, options for 150,000 shares become exercisable in full on the fifth anniversary of the date of grant, provided that the optionee continues to be employed by Staples on such date.

(7) Of this number, options for 90,000 shares become exercisable in full on the fifth anniversary of the date of grant, provided that the optionee continues to be employed by Staples on such date.


Option Exercises and Holdings

     The following table sets forth certain information concerning each exercise of stock options during the fiscal year ended January 31, 1998 by each of the Senior Executives and the number and value of unexercised options held by each of the Senior Executives on January 31, 1998.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR END
                         FISCAL YEAR-END OPTION VALUES

                                                      No. of Shares of Common
                      No. of Shares                       Stock Underlying        Value of Unexercised In-
                        of Common                      Unexercised Options at        The-Money Options at
                      Stock Acquired     Value            Fiscal Year End           Fiscal Year End (2)
         Name          On Exercise     Realized(1)   Exercisable/Unexercisable    Exercisable/Unexercisable
         ----        --------------    ---------     -------------------------    -------------------------
-----------------------------------------------------------------------------------------------------------
Thomas G. Stemberg        900,000      $10,306,109         3,466,405/800,625      $46,298,491/$3,558,852
-----------------------------------------------------------------------------------------------------------
John C. Bingleman               0      $         0           450,562/327,750      $ 5,682,194/$1,844,458
-----------------------------------------------------------------------------------------------------------
John J. Mahoney                 0      $         0                 0/452,500      $         0/$1,538,918
-----------------------------------------------------------------------------------------------------------
Ronald L. Sargent         149,999      $ 2,022,833           438,063/565,516      $ 5,872,589/$2,478,259
-----------------------------------------------------------------------------------------------------------
Joseph S. Vassalluzzo           0      $         0         1,001,278/308,125      $14,655,594/$1,014,183
-----------------------------------------------------------------------------------------------------------

(1) Represents the difference between the exercise price and the fair market value of the Common Stock on the date of exercise.

(2) Based on the fair market value of the Common Stock on January 31, 1998 ($18.17 per share), less the option exercise price.


EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS WITH SENIOR EXECUTIVES

     Staples has entered into Severance Benefit Agreements (the "Severance Agreements") with the Senior Executives. Under the Severance Agreements, which expire May 31, 2000, the Senior Executives would be entitled to continuation of salary and other benefits for (i) 18 months in the case of Mr. Stemberg, and
(ii) 12 months in the case of Messrs. Bingleman, Mahoney, Sargent and Vassalluzzo, following termination of employment by Staples without cause (or "constructive discharge" as provided in the Severance Agreements). Each Senior Executive would receive such benefits for an additional period of six months if such termination occurred within two years following a "change in control" of Staples (as defined in the Severance Agreements). A change in control of Staples also results in a partial acceleration of the exercisability of outstanding options held by the Senior Executives (and all Staples associates) and a discharge without cause (or resignation for good reason) within one year after a change in control results in the acceleration in full of all options and PARS. In the event Mr. Mahoney is terminated without cause within one year after a change of control, Staples would also guarantee to him that the sum of all severance payments plus the total gain realized and realizable upon the sale and/or exercise of his PARS and/or options would equal at least $2,000,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Heisey, Nakasone and Trust, all Outside Directors of Staples, served on the Compensation Committee for the entire fiscal year ended January 31, 1998.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters which may come before the Special Meeting. However, if any other matters are properly presented to the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitation of proxies will be borne by Staples. In addition to solicitations by mail, Staples' Directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Staples has also engaged Corporate Investor Communications, Inc. ("CIC") to solicit proxies on behalf of Staples. For these services, Staples will pay CIC a fee of $5,000 plus reimbursement of its reasonable out-of-pocket expenses. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and Staples will reimburse them for their out-of-pocket expenses in this connection.

     Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders should be directed to the Corporate Secretary at One Research Drive, Westborough, Massachusetts, 01581, and must be received not later than December 20, 1998 for inclusion in the proxy statement for that meeting.

     Pursuant to new amendments to Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended, if a stockholder who intends to present a proposal at the 1999 Annual Meeting of Stockholders does not notify the Company of such proposal on or prior to March 5, 1999, then management proxies would be allowed to use their discretionary voting authority to vote on the proposal when the proposal is raised at the Annual Meeting, even though there is no discussion of the proposal in the proxy statement relating to the 1999 Annual Meeting.

THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.